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                                                    Exhibit 23.1



                 CONSENT OF INDEPENDENT AUDITORS


          We consent to the incorporation by reference in this Registration Statement (Form S-8 to be filed September 22, 1994) of our reports (a) dated February 22, 1994, with respect to the consolidated financial statements and schedules of Transamerica Corporation included and incorporated by reference in its Annual Report (Form 10-K) and (b) dated March 25, 1994, with respect to the financial statements of the Transamerica Corporation Employees Stock Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



Ernst & Young LLP


San Francisco, California
September 19, 1994